EXHIBIT (c)(v)

Queensland State Accounts for the Quarter Ended December 31, 2007.

Queensland State Accounts

December Quarter 2007

Queensland Government

Office of the Government Statistician

For further information

CONTACT	ENQUIRIES

Sylvia Sivo	Concepts and Interpretation
Rakith Senanayake	Data and Compilation

EMAIL
qsa@treasury.qld.gov.au

Websites
www.oesr.qld.gov.au
or
www.treasury.qld.gov.au

Electronic Subscription Information:	Rinie Klein
Office of the Government Statistician
Level 8
33 Charlotte Street
Brisbane Q 4000

	Telephone:	(07) 3224 5326
	Facsimile:	(07) 3220 0831
	E-mail	qsa@treasury.qld.gov.au

© The State of Queensland (Queensland Treasury)

2008

Copyright protects this publication. Except for purposes permitted under the Copyright Act, reproduction by whatever means is prohibited without

the prior written permission of the Under Treasurer

ISSN 1321-2338

Queensland State Accounts, December quarter 2007

Table I

Percentage Change in Gross State/Domestic Product

Chain volume measures (reference year 2005-06)

	Queensland(a)	Rest of Australia(a)	Australia(b)
TREND
Sep qtr 07 to Dec qtr 07	0.9	0.7	0.8
Dec qtr 06 to Dec qtr 07	7.1	3.1	3.9
ORIGINAL
Year-average(c)	7.5	3.3	4.1

(a)	Source Office of the Government Statistician, Queensland State Accounts
(b)	Source: ABS 5206.0
(c)	Reference quarter and the three preceding quarters compared with the same period a year earlier

December Quarter 2007 – Main Features

Quarterly Results

•	Queensland recorded real trend growth in gross state product (GSP) of 0.9 per cent in December quarter 2007, compared with 0.7 per cent growth recorded in the Rest of Australia.

•	Domestic economic activity continued to support Queensland growth, with gross state expenditure rising 0.7 per cent and contributing 0.8 percentage point to economic growth.

•	Household final consumption expenditure rose 1.3 per cent and contributed 0.7 percentage point to GSP growth.

•

Total investment (public and private) fell 0.1 per cent in December quarter 2007 and detracted 0.1 percentage point from GSP growth. Some components of this investment are not available for publication due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra (refer to Notes below).

•	A decline in exports of 0.1 per cent was offset by lower imports (0.4 per cent), resulting in net exports contributing 0.1 percentage point to GSP growth in the December quarter.

In this December quarter 2007 edition of the Queensland State Accounts, the following five trend series for the March, June, September and December quarters of 2007 are not available for publication due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra:

•	Private gross fixed capital formation

•	Other buildings and structures

•	Machinery and equipment

•	Public enterprises gross fixed capital formation

•	Commonwealth

As a result, associated trend totals of the above series such as business investment, public investment and public final demand are also not available for publication. These will be published in the March quarter 2008 edition of the Queensland State Accounts.

Annual Results

•	The Queensland economy grew by a strong 7.1 per cent in real trend terms over the year to December quarter 2007, more than double the growth of 3.1 per cent for the Rest of Australia.

•	Total gross fixed capital formation (private and public) increased 10.0 per cent and contributed 3.3 percentage points to economic growth for Queensland.

•	Household final consumption expenditure for Queensland rose 5.7 per cent and contributed 3.2 percentage points to economic growth.

•

On the trade side, net exports detracted 0.3 percentage point from GSP growth over the year to the December quarter. An increase in exports of goods and services (1.9 per cent) was more than offset by higher imports (2.4 per cent).

v

Queensland State Accounts, December quarter 2007

Expenditure on GSP – Key Points

Household Final Consumption Expenditure

•	Household final consumption expenditure in Queensland rose 1.3 per cent in real trend terms in the quarter, to be 5.7 per cent higher over the year to December quarter 2007.

Dwelling Investment

•	Queensland dwelling investment fell by 3.8 per cent in the December quarter, to be 5.5 per cent lower over the year.

Total Gross Fixed Capital Formation

•

Despite Queensland total gross fixed capital formation (private and public) falling 0.1 per cent in the December quarter, it remained 10 per cent higher over the year. In comparison, total investment growth for the Rest of Australia fell 1.1 per cent in the quarter, but was still 7.7 per cent higher over the year to December quarter 2007.

•

Note that due to a trend break resulting from the privatisation of Telstra, trend figures for business investment (other buildings and structures, and machinery and equipment) and public enterprises are not available for publication for the March, June, September and December quarters of 2007.

Queensland State Accounts, December quarter 2007

Net Exports

•

Net exports of goods and services contributed 0.1 percentage point to Queensland GSP growth in December quarter 2007. Exports had a neutral impact on Queensland growth while a decline in imports contributed 0.1 percentage point to State economic growth.

•

Exports of goods and services declined 0.1 per cent in the December quarter. This fall was driven by a decrease in interstate exports of goods and services (2.4 per cent) which more than offset an increase in overseas exports of goods and services (0.7 per cent).

•	The increase in overseas exports of goods and services was underpinned by growth in overseas exports of goods (0.7 percent), largely driven by higher exports of non-ferrous metals.

•

In the December quarter, total imports of goods and services into Queensland fell 0.4 per cent. This decline was driven by a fall in imports of goods and services from interstate (4.8 per cent) which more than offset higher overseas imports of goods and services (up 3.4 per cent).

•

In annual terms, net exports detracted 0.3 percentage point from Queensland GSP growth. The 0.6 percentage point contribution to growth by higher exports was offset by higher imports, which detracted 0.9 percentage point from growth. The largest contributor to export growth was overseas exports of non-ferrous metals, while import growth was mainly driven by overseas imports of mineral fuels and lubricants.

Growth Composition

•

Chart 8 shows that gross state expenditure contributed 0.8 percentage point to Queensland economic growth in December quarter 2007 and net exports contributed 0.1 percentage point, resulting in a 0.9 per cent rise in GSP for Queensland.

•

Gross Rest of Australia expenditure contributed 1.4 percentage points to economic growth in December quarter, while net exports detracted 0.7 percentage point, resulting in a 0.7 per cent growth in Gross Rest of Australia product (see Chart 9).

Queensland State Accounts, December quarter 2007

Summary Tables

Table II

Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures(a)

	Queensland		Rest of Australia(b)
	Quarterly % change Sep-07 to Dec-07	% point contribution to growth in GSP Sep-07 to Dec-07	Quarterly % change Sep-07 to Dec-07	% point contribution to growth in GSP Sep-07 to Dec-07
Final consumption expenditure
Households	1.3	0.7	1.2	0.7
General government	0.7	0.1	1.0	0.2

Gross fixed capital formation	-0.1	-0.1	1.0	0.3

Private	n.p.	n.p.	n.p.	n.p.
Dwellings	-3.8	-0.3	2.0	0.1
Other buildings and structures	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	n.p.	n.p.	n.p.	n.p.

Public enterprises	n.p.	n.p.	n.p.	n.p.
General government	9.5	0.4	0.5	0.0

Changes in inventories	n.a.	-0.1	n.a.	0.0

Gross state expenditure	0.7	0.8	1.4	1.4

Exports of goods and services overseas	0.7	0.2	0.4	0.1
Exports of goods and services interstate	-2.4	-0.2	-4.8	-0.2
less Imports of goods and services overseas	3.4	0.6	2.2	0.6
less Imports of goods and services interstate	-4.8	-0.8	-2.4	0.0

Gross state product	0.9	0.9	0.7	0.7

n.a.	not applicable
n.p.	not available for publication, but included in totals where applicable, due to a trend break resulting from the privatisation of Telstra.
(a)	Chain volume measure reference year 2005-06.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend quarterly changes and contributions to growth in December quarter 2007:

•	Household final consumption expenditure in Queensland rose 1.3 per cent and contributed 0.7 percentage point to overall growth.

•	Total gross fixed capital formation in Queensland fell by 0.1 per cent in the December quarter, following 1.5 per cent growth in the September quarter.

•

General government spending on gross fixed capital formation in Queensland rose by 9.5 per cent in December quarter 2007. Rest of Australia general government gross fixed capital formation increased by 0.5 per cent in the December quarter.

•	The volume of Queensland’s exports of goods and services overseas grew by 0.7 per cent, largely driven by non-ferrous metals.

•	In the quarter, overseas imports of goods and services into Queensland rose by 3.4 per cent, compared with a 2.2 per cent rise in Rest of Australia.

x

Table III

Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures(a)

	Queensland		Rest of Australia(b)
	Annual % change Dec-06 to Dec-07	% point contribution to growth in GSP Dec-06 to Dec-07	Annual % change Dec-06 to Dec-07	% point contribution to growth in GSP Dec-06 to Dec-07
Final consumption expenditure
Households	5.7	3.2	4.5	2.6
General government	2.1	0.4	2.9	0.5

Gross fixed capital formation	10.0	3.3	7.7	2.0

Private	n.p.	n.p.	n.p.	n.p.
Dwellings	-5.5	-0.5	3.3	0.2
Other buildings and structures	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	n.p.	n.p.	n.p.	n.p.

Public enterprises	n.p.	n.p.	n.p.	n.p.
General government	42.3	1.3	1.8	0.0

Changes in inventories	n.a.	0.7	n.a.	0.4

Gross state expenditure	7.1	7.4	5.2	5.3

Exports of goods and services overseas	3.4	0.8	2.9	0.6
Exports of goods and services interstate	-2.5	-0.2	-9.1	-0.4
less Imports of goods and services overseas	14.0	2.5	9.7	2.3
less Imports of goods and services interstate	-9.1	-1.6	-2.5	0.0

Gross state product	7.1	7.1	3.1	3.1

n.a.	not applicable
n.p.	not available for publication, but included in totals where applicable, due to a trend break resulting from the privatisation of Telstra
(a)	Chain volume measure reference year 2005-06.
(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the real trend annual changes and contributions to growth for Queensland over the year to December quarter 2007:

•	Household final consumption expenditure increased 5.7 per cent, compared with 4.5 per cent growth recorded for the Rest of Australia.

•	Total gross fixed capital formation rose by 10.0 per cent and contributed 3.3 percentage points to Queensland’s growth.

•	Dwelling investments in Queensland declined by 5.5 per in the December quarter, compared with growth of 3.3 per cent in the Rest of Australia.

•	General government investment in Queensland rose by 42.3 per cent, compared with growth of 1.8 per cent in the Rest of Australia.

•

Net exports detracted 0.3 percentage point from Queensland’s economic growth. In comparison, net exports detracted 2.2 percentage points from growth for the Rest of Australia over the year to December quarter 2007.

Queensland State Accounts, December quarter 2007

Table IV

Changes and Contribution to Growth, Quarterly, Trend, Current Prices

	Queensland		Rest of Australia(a)
	Quarterly % change Sep-07 to Dec-07	% point contribution to growth in GSP Sep-07 to Dec-07	Quarterly % change Sep-07 to Dec-07	% point contribution to growth in GSP Sep-07 to Dec-07
Compensation of employees	1.0	0.5	1.7	0.8
Gross operating surplus and mixed income	1.4	0.6	1.8	0.7
Gross state product at factor cost	1.2	1.1	1.8	1.6
Taxes less subsidies on production and imports	1.7	0.2	2.5	0.3
Gross state product	1.2	1.2	1.8	1.8

Final consumption expenditure	1.2	1.2	1.8	1.8
Households	1.7	0.9	2.0	1.1
General government	1.5	0.2	2.6	0.5

Gross fixed capital formation	0.7	0.2	1.2	0.3

Private	n.p.	n.p.	n.p.	n.p.
Dwellings	-1.8	-0.1	2.9	0.2
Other buildings and structures	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	n.p.	n.p.	n.p.	n.p.

Public enterprise	n.p.	n.p.	n.p.	n.p.
General government	10.2	0.4	1.3	0.0

Changes in inventories	n.a.	0.1	n.a.	0.1

Gross state expenditure	1.5	1.6	2.2	2.2

Exports of goods and services overseas	-1.9	-0.4	0.3	0.1
Exports of goods and services interstate	-2.0	-0.2	-5.0	-0.2
less Imports of goods and services overseas	3.9	0.7	1.6	0.4
less Imports of goods and services interstate	-5.0	-0.8	-2.0	0.0

Gross state product	1.2	1.2	1.8	1.8

n.a.	not applicable
n.p.	not available for publication, but included in totals where applicable, due to a trend break resulting from the privatisation of Telstra.
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price trend quarterly changes and contributions to growth in December quarter 2007:

•	Compensation of employees increased 1.0 per cent in Queensland, compared with growth of 1.7 per cent in the Rest of Australia.

•	Gross operating surplus and mixed income rose 1.4 per cent in Queensland, compared with growth of 1.8 per cent in the Rest of Australia.

•	Exports of goods and services overseas fell 1.9 per cent in the quarter, as lower export prices (down by 2.5 per cent), more than offset higher export volumes (up by 0.7 per cent).

•	Imports of goods and services overseas increased 3.9 per cent in the December quarter, driven by higher prices (up by 0.4 per cent) as well as higher import volumes (up by 3.4 per cent).

Table V

Changes and Contribution to Growth, Annual, Trend, Current Prices

	Queensland		Rest of Australia(a)
	Annual % change Dec-06 to Dec-07	% point contribution to growth in GSP Dec-06 to Dec-07	Annual % change Dec-06 to Dec-07	% point contribution to growth in GSP Dec-06 to Dec-07
Compensation of employees	8.4	3.9	8.2	3.9
Gross operating surplus and mixed income	7.6	3.2	6.6	2.7
Gross state product at factor cost	8.0	7.2	7.5	6.7
Taxes less subsidies on production and imports	7.2	0.8	4.8	0.5
Gross state product	7.9	7.9	7.2	7.2

Final consumption expenditure
Households	8.7	4.7	7.3	4.1
General government	6.6	1.1	9.2	1.7

Gross fixed capital formation	12.6	4.1	8.9	2.3

Private	n.p.	n.p.	n.p.	n.p.
Dwellings	1.9	0.2	7.0	0.4
Other buildings and structures	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	n.p.	n.p.	n.p.	n.p.

Public enterprise	n.p.	n.p.	n.p.	n.p.
General government	45.6	1.4	2.7	0.1

Changes in inventories	n.a.	0.5	n.a.	0.5

Gross state expenditure	9.9	10.3	8.2	8.3

Exports of goods and services overseas	-7.7	-1.7	3.3	0.7
Exports of goods and services interstate	-1.0	-0.1	-10.1	-0.4
less Imports of goods and services overseas	13.4	2.3	5.8	1.3
less Imports of goods and services interstate	-10.1	-1.8	-1.0	0.0

Gross state product	7.9	7.9	7.2	7.2

n.a.	not applicable
n.p.	not available for publication, but included in totals where applicable, due to a trend break resulting from the privatisation of Telstra.
(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

With respect to the current price annual changes and contributions to growth over the year to December quarter 2007:

•	Queensland recorded annual growth in nominal GSP of 7.9 per cent, higher than the 7.2 per cent current price growth in the Rest of Australia.

•	Compensation of employees rose 8.4 per cent in Queensland compared with growth of 8.2 per cent recorded in the Rest of Australia.

•	Queensland gross operating surplus and mixed income rose 7.6 per cent, higher than the 6.6 per cent recorded in the Rest of Australia.

•

Queensland exports of goods and services overseas fell 7.7 per cent in annual terms. This was largely driven by a reduction in the prices of overseas goods export component (down 10.7 per cent), which more than offset a 3.4 per cent growth in volumes of overseas goods exports.

•

In current price terms, overseas imports of goods and services into Queensland rose 13.4 per cent as higher import volumes of goods and services (up 13.9 per cent) more than offset lower import prices (down 0.5 per cent).

Queensland State Accounts, December quarter 2007

Queensland State Accounts—Tables

Additional tables available on the Internet

URL: http://www.oesr.qld.gov.au/releases/qsatables/

Domestic Production Accounts—Queensland
6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change—quarterly
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change—quarterly
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change—quarterly
19	Trend, implicit price deflators, 2005-06 = 100
20	Original, implicit price deflators, 2005-06 = 100

Domestic Production Accounts—Rest of Australia
21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2005-06 = 100

The Queensland State Accounts, including previous issues, additional tables and the complete time series for Queensland and the Rest of Australia, are available through the Office of Economic and Statistical Research website, at: http://www.oesr.qld.gov.au/releases/qsatables/.

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND	TABLE 1

(Trend, chain volume measure, $m)

	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	24,416	24,682	25,041	25,360	25,579	25,781	25,966	26,204	26,484	26,813	27,229	27,642	28,003
Internal consumption expenditure	23,434	23,684	24,048	24,387	24,597	24,735	24,860	25,068	25,354	25,687	26,083	26,459	26,781
Non-tourism	22,529	22,804	23,214	23,592	23,790	23,917	24,049	24,240	24,481	24,768	25,154	25,543	25,860
Tourism	905	880	834	795	807	818	811	828	873	919	929	916	921
External consumption expenditure	982	998	993	973	982	1,046	1,106	1,136	1,130	1,126	1,146	1,183	1,222
less Imports of tourism services, overseas	424	434	434	431	434	445	457	462	464	477	505	537	564
less Imports of tourism services, interstate	558	564	559	542	548	601	649	674	666	649	641	646	658

General government final consumption expenditure	7,210	7,245	7,263	7,293	7,373	7,546	7,735	7,867	7,914	7,917	7,955	8,025	8,083
National	2,489	2,493	2,473	2,448	2,434	2,484	2,557	2,605	2,608	2,585	2,595	2,635	2,666
State and local	4,721	4,752	4,790	4,845	4,939	5,062	5,178	5,262	5,306	5,332	5,360	5,390	5,417

Total gross fixed capital formation	12,549	12,736	13,158	13,693	14,129	14,470	14,839	15,191	15,817	16,633	17,174	17,426	17,400

Private gross fixed capital formation	10,330	10,469	10,786	11,221	11,599	11,906	12,171	12,453	12,922	n.p.	n.p.	n.p.	n.p.
Dwellings	3,766	3,805	3,862	3,865	3,813	3,749	3,772	3,933	4,145	4,270	4,219	4,072	3,916
Other buildings and structures	2,135	2,218	2,381	2,572	2,716	2,831	2,970	3,114	3,279	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	3,121	3,127	3,218	3,454	3,712	3,931	4,043	4,066	4,167	n.p.	n.p.	n.p.	n.p.
Livestock	216	217	221	226	237	231	196	148	111	107	126	143	157
Intangible fixed assets	296	302	305	311	321	333	343	351	362	377	390	398	404
Ownership transfer costs	796	800	799	793	800	831	847	841	858	920	970	975	949

Public enterprises gross fixed capital formation	851	900	989	1,076	1,147	1,204	1,264	1,282	1,386	n.p.	n.p.	n.p.	n.p.
Commonwealth	167	160	156	162	183	202	209	212	210	n.p.	n.p.	n.p.	n.p.
State and local	684	740	833	914	964	1,002	1,055	1,070	1,176	1,427	1,690	1,885	1,951

General government gross fixed capital formation	1,368	1,367	1,383	1,396	1,383	1,360	1,404	1,456	1,509	1,606	1,763	1,962	2,148
National	143	152	163	167	165	163	181	201	210	213	214	214	217
State and local	1,225	1,215	1,220	1,229	1,218	1,197	1,223	1,255	1,299	1,393	1,549	1,748	1,931

Change in inventories	248	290	273	223	123	-6	-135	-155	1	204	328	353	318
Statistical discrepancy (E)	59	-20	-91	-107	-53	23	81	114	81	29	1	12	50

Gross state expenditure	44,482	44,933	45,644	46,462	47,151	47,814	48,486	49,221	50,297	51,596	52,687	53,458	53,854

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND, (Continued)	TABLE 1

(Trend, chain volume measure, $m)

	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Exports of goods and services	14,774	14,852	14,811	14,792	14,804	14,804	14,795	14,844	15,055	15,295	15,355	15,352	15,335

Exports of goods and services, overseas	10,731	10,838	10,882	10,889	10,906	10,928	10,931	10,971	11,093	11,225	11,312	11,395	11,472
Exports of goods, overseas	8,961	9,058	9,093	9,096	9,074	9,031	8,964	8,949	9,041	9,159	9,232	9,301	9,361
Exports of services, less tourism services, overseas	1,054	1,061	1,089	1,119	1,152	1,190	1,227	1,256	1,277	1,287	1,304	1,335	1,367
Exports of tourism services, overseas	716	719	700	674	680	707	740	766	775	779	776	759	744

Exports of goods and services, interstate	4,043	4,014	3,929	3,903	3,898	3,876	3,864	3,873	3,962	4,070	4,043	3,957	3,863
Exports of goods, interstate	2,650	2,699	2,697	2,708	2,704	2,670	2,642	2,647	2,717	2,798	2,781	2,718	2,633
Exports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	1,393	1,315	1,232	1,195	1,194	1,206	1,222	1,226	1,245	1,272	1,262	1,239	1,230

less Imports of goods and services	15,249	15,167	15,386	15,834	16,197	16,401	16,631	16,893	17,367	17,808	17,896	17,868	17,792

less Imports of goods and services, overseas	7,535	7,679	7,799	7,979	8,156	8,218	8,264	8,414	8,690	8,998	9,271	9,579	9,903
less Imports of goods, overseas	5,729	5,837	5,939	6,113	6,277	6,313	6,317	6,413	6,628	6,872	7,074	7,304	7,552
less Imports of services, less tourism services, overseas	1,382	1,408	1,426	1,435	1,445	1,460	1,490	1,539	1,598	1,649	1,692	1,738	1,787
less Imports of tourism services, overseas	424	434	434	431	434	445	457	462	464	477	505	537	564

less Imports of goods and services, interstate	7,714	7,488	7,587	7,855	8,041	8,183	8,367	8,479	8,677	8,810	8,625	8,289	7,889
less Imports of goods, interstate	7,156	6,924	7,028	7,313	7,493	7,582	7,718	7,805	8,011	8,161	7,984	7,643	7,231
less Imports of services, less tourism services, interstate	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	558	564	559	542	548	601	649	674	666	649	641	646	658

Expenditure on gross state product	44,007	44,618	45,069	45,420	45,758	46,217	46,650	47,172	47,985	49,083	50,146	50,942	51,397

Chain volume measure base year 2005-06

n.p. not available for publication, but included in totals where applicable, due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND	TABLE 2

(Trend, chain volume measure, quarterly percentage change, %)

	Change from last quarter
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	0.8	1.1	1.5	1.3	0.9	0.8	0.7	0.9	1.1	1.2	1.6	1.5	1.3
Internal consumption expenditure	0.8	1.1	1.5	1.4	0.9	0.6	0.5	0.8	1.1	1.3	1.5	1.4	1.2
Non-tourism	0.8	1.2	1.8	1.6	0.8	0.5	0.6	0.8	1.0	1.2	1.6	1.5	1.2
Tourism	0.9	-2.8	-5.2	-4.7	1.5	1.4	-0.9	2.1	5.4	5.3	1.1	-1.4	0.5
External consumption expenditure	0.8	1.6	-0.5	-2.0	0.9	6.5	5.7	2.7	-0.5	-0.4	1.8	3.2	3.3
less Imports of tourism services, overseas	3.7	2.4	0.0	-0.7	0.7	2.5	2.7	1.1	0.4	2.8	5.9	6.3	5.0
less Imports of tourism services, interstate	-1.2	1.1	-0.9	-3.0	1.1	9.7	8.0	3.9	-1.2	-2.6	-1.2	0.8	1.9

General government final consumption expenditure	1.1	0.5	0.2	0.4	1.1	2.3	2.5	1.7	0.6	0.0	0.5	0.9	0.7
National	1.6	0.2	-0.8	-1.0	-0.6	2.1	2.9	1.9	0.1	-0.9	0.4	1.5	1.2
State and local	0.8	0.7	0.8	1.1	1.9	2.5	2.3	1.6	0.8	0.5	0.5	0.6	0.5

Total gross fixed capital formation	1.0	1.5	3.3	4.1	3.2	2.4	2.6	2.4	4.1	5.2	3.3	1.5	-0.1

Private gross fixed capital formation	1.0	1.3	3.0	4.0	3.4	2.6	2.2	2.3	3.8	n.p.	n.p.	n.p.	n.p.
Dwellings	0.9	1.0	1.5	0.1	-1.3	-1.7	0.6	4.3	5.4	3.0	-1.2	-3.5	-3.8
Other buildings and structures	2.8	3.9	7.3	8.0	5.6	4.2	4.9	4.8	5.3	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	1.2	0.2	2.9	7.3	7.5	5.9	2.8	0.6	2.5	n.p.	n.p.	n.p.	n.p.
Livestock	0.0	0.5	1.8	2.3	4.9	-2.5	-15.2	-24.5	-25.0	-3.6	17.8	13.5	9.8
Intangible fixed assets	2.4	2.0	1.0	2.0	3.2	3.7	3.0	2.3	3.1	4.1	3.4	2.1	1.5
Ownership transfer costs	-3.7	0.5	-0.1	-0.8	0.9	3.9	1.9	-0.7	2.0	7.2	5.4	0.5	-2.7

Public enterprises gross fixed capital formation	3.9	5.8	9.9	8.8	6.6	5.0	5.0	1.4	8.1	n.p.	n.p.	n.p.	n.p.
Commonwealth	-0.6	-4.2	-2.5	3.8	13.0	10.4	3.5	1.4	-0.9	n.p.	n.p.	n.p.	n.p.
State and local	5.1	8.2	12.6	9.7	5.5	3.9	5.3	1.4	9.9	21.3	18.4	11.5	3.5

General government gross fixed capital formation	-1.3	-0.1	1.2	0.9	-0.9	-1.7	3.2	3.7	3.6	6.4	9.8	11.3	9.5
National	-4.7	6.3	7.2	2.5	-1.2	-1.2	11.0	11.0	4.5	1.4	0.5	0.0	1.4
State and local	-0.9	-0.8	0.4	0.7	-0.9	-1.7	2.2	2.6	3.5	7.2	11.2	12.8	10.5

Gross state expenditure	1.1	1.0	1.6	1.8	1.5	1.4	1.4	1.5	2.2	2.6	2.1	1.5	0.7

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND, (Continued)	TABLE 2

(Trend, chain volume measure, quarterly percentage change, %)

	Change from last quarter
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Exports of goods and services	1.9	0.5	-0.3	-0.1	0.1	0.0	-0.1	0.3	1.4	1.6	0.4	0.0	-0.1

Exports of goods and services, overseas	2.2	1.0	0.4	0.1	0.2	0.2	0.0	0.4	1.1	1.2	0.8	0.7	0.7
Exports of goods, overseas	2.5	1.1	0.4	0.0	-0.2	-0.5	-0.7	-0.2	1.0	1.3	0.8	0.7	0.6
Exports of services, less tourism services, overseas	-0.9	0.7	2.6	2.8	2.9	3.3	3.1	2.4	1.7	0.8	1.3	2.4	2.4
Exports of tourism services, overseas	3.3	0.4	-2.6	-3.7	0.9	4.0	4.7	3.5	1.2	0.5	-0.4	-2.2	-2.0

Exports of goods and services, interstate	1.0	-0.7	-2.1	-0.7	-0.1	-0.6	-0.3	0.2	2.3	2.7	-0.7	-2.1	-2.4
Exports of goods, interstate }	2.0	1.8	-0.1	0.4	-0.1	-1.3	-1.0	0.2	2.6	3.0	-0.6	-2.3	-3.1
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	-0.6	-5.6	-6.3	-3.0	-0.1	1.0	1.3	0.3	1.5	2.2	-0.8	-1.8	-0.7

less Imports of goods and services	-0.3	-0.5	1.4	2.9	2.3	1.3	1.4	1.6	2.8	2.5	0.5	-0.2	-0.4
less Imports of goods and services, overseas	2.2	1.9	1.6	2.3	2.2	0.8	0.6	1.8	3.3	3.5	3.0	3.3	3.4
less Imports of goods, overseas	2.2	1.9	1.7	2.9	2.7	0.6	0.1	1.5	3.4	3.7	2.9	3.3	3.4
less Imports of services, less tourism services, overseas	1.8	1.9	1.3	0.6	0.7	1.0	2.1	3.3	3.8	3.2	2.6	2.7	2.8
less Imports of tourism services, overseas	3.7	2.4	0.0	-0.7	0.7	2.5	2.7	1.1	0.4	2.8	5.9	6.3	5.0

less Imports of goods and services, interstate	-2.7	-2.9	1.3	3.5	2.4	1.8	2.2	1.3	2.3	1.5	-2.1	-3.9	-4.8
less Imports of goods, interstate }	-2.8	-3.2	1.5	4.1	2.5	1.2	1.8	1.1	2.6	1.9	-2.2	-4.3	-5.4
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	-1.2	1.1	-0.9	-3.0	1.1	9.7	8.0	3.9	-1.2	-2.6	-1.2	0.8	1.9

Expenditure on gross state product	1.8	1.4	1.0	0.8	0.7	1.0	0.9	1.1	1.7	2.3	2.2	1.6	0.9

Chain volume measure base year 2005-06

n.p. not available for publication, but included in totals where applicable, due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND	TABLE 3

(Trend, chain volume measure, quarterly contribution to growth, %)

	Contributions to growth from last quarter
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	0.5	0.6	0.8	0.7	0.5	0.4	0.4	0.5	0.6	0.7	0.8	0.8	0.7
Internal consumption expenditure	0.5	0.6	0.8	0.8	0.5	0.3	0.3	0.4	0.6	0.7	0.8	0.7	0.6
Non-tourism	0.4	0.6	0.9	0.8	0.4	0.3	0.3	0.4	0.5	0.6	0.8	0.8	0.6
Tourism	0.0	-0.1	-0.1	-0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0
External consumption expenditure	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1
less Imports of tourism services, overseas	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1
less Imports of tourism services, interstate	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0

General government final consumption expenditure	0.2	0.1	0.0	0.1	0.2	0.4	0.4	0.3	0.1	0.0	0.1	0.1	0.1
National	0.1	0.0	0.0	-0.1	0.0	0.1	0.2	0.1	0.0	0.0	0.0	0.1	0.1
State and local	0.1	0.1	0.1	0.1	0.2	0.3	0.3	0.2	0.1	0.1	0.1	0.1	0.1

Total gross fixed capital formation	0.3	0.4	0.9	1.2	1.0	0.7	0.8	0.8	1.3	1.7	1.1	0.5	-0.1

Private gross fixed capital formation	0.2	0.3	0.7	1.0	0.8	0.7	0.6	0.6	1.0	n.p.	n.p.	n.p.	n.p.
Dwellings	0.1	0.1	0.1	0.0	-0.1	-0.1	0.0	0.3	0.4	0.3	-0.1	-0.3	-0.3
Other buildings and structures	0.1	0.2	0.4	0.4	0.3	0.3	0.3	0.3	0.3	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	0.1	0.0	0.2	0.5	0.6	0.5	0.2	0.0	0.2	n.p.	n.p.	n.p.	n.p.
Livestock	0.0	0.0	0.0	0.0	0.0	0.0	-0.1	-0.1	-0.1	0.0	0.0	0.0	0.0
Intangible fixed assets	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ownership transfer costs	-0.1	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.1	0.1	0.0	-0.1

Public enterprises gross fixed capital formation	0.1	0.1	0.2	0.2	0.2	0.1	0.1	0.0	0.2	n.p.	n.p.	n.p.	n.p.
Commonwealth	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	n.p.	n.p.	n.p.	n.p.
State and local	0.1	0.1	0.2	0.2	0.1	0.1	0.1	0.0	0.2	0.5	0.5	0.4	0.1

General government gross fixed capital formation	0.0	0.0	0.0	0.0	0.0	-0.1	0.1	0.1	0.1	0.2	0.3	0.4	0.4
National	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.2	0.3	0.4	0.4

Change in inventories	0.2	0.1	0.0	-0.1	-0.2	-0.3	-0.3	0.0	0.3	0.4	0.3	0.0	-0.1
Statistical discrepancy (E)	-0.1	-0.2	-0.2	0.0	0.1	0.2	0.1	0.1	-0.1	-0.1	-0.1	0.0	0.1

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND, (Continued)	TABLE 3

(Trend, chain volume measure, quarterly contribution to growth, %)

	Contributions to growth from last quarter
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Gross state expenditure	1.1	1.0	1.6	1.8	1.5	1.4	1.5	1.6	2.3	2.7	2.2	1.5	0.8

Exports of goods and services	0.6	0.2	-0.1	0.0	0.0	0.0	0.0	0.1	0.4	0.5	0.1	0.0	0.0

Exports of goods and services, overseas	0.5	0.2	0.1	0.0	0.0	0.0	0.0	0.1	0.3	0.3	0.2	0.2	0.2
Exports of goods, overseas	0.5	0.2	0.1	0.0	0.0	-0.1	-0.1	0.0	0.2	0.2	0.1	0.1	0.1
Exports of services, less tourism services, overseas	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1
Exports of tourism services, overseas	0.1	0.0	0.0	-0.1	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0

Exports of goods and services, interstate	0.1	-0.1	-0.2	-0.1	0.0	0.0	0.0	0.0	0.2	0.2	-0.1	-0.2	-0.2
Exports of goods, interstate }	0.1	0.1	0.0	0.0	0.0	-0.1	-0.1	0.0	0.1	0.2	0.0	-0.1	-0.2
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	0.0	-0.2	-0.2	-0.1	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0

less Imports of goods and services	-0.1	-0.2	0.5	1.0	0.8	0.4	0.5	0.6	1.0	0.9	0.2	-0.1	-0.1
less Imports of goods and services, overseas	0.4	0.3	0.3	0.4	0.4	0.1	0.1	0.3	0.6	0.6	0.6	0.6	0.6
less Imports of goods, overseas	0.3	0.2	0.2	0.4	0.4	0.1	0.0	0.2	0.5	0.5	0.4	0.5	0.5
less Imports of services, less tourism services, overseas	0.1	0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.1	0.1
less Imports of tourism services, overseas	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1

less Imports of goods and services, interstate	-0.5	-0.5	0.2	0.6	0.4	0.3	0.4	0.2	0.4	0.3	-0.4	-0.7	-0.8
less Imports of goods, interstate }	-0.5	-0.5	0.2	0.6	0.4	0.2	0.3	0.2	0.4	0.3	-0.4	-0.7	-0.8
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0

Expenditure on gross state product	1.8	1.4	1.0	0.8	0.7	1.0	0.9	1.1	1.7	2.3	2.2	1.6	0.9

Chain volume measure base year 2005-06

n.p. not available for publication, but included in totals where applicable, due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND	TABLE 4

(Trend, chain volume measure, annual percentage change—quarterly, %)

	Change from same quarter last year
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	5.9	4.4	4.3	4.7	4.8	4.5	3.7	3.3	3.5	4.0	4.9	5.5	5.7
Internal consumption expenditure	6.1	4.6	4.5	4.9	5.0	4.4	3.4	2.8	3.1	3.8	4.9	5.5	5.6
Non-tourism	6.3	4.9	4.9	5.6	5.6	4.9	3.6	2.7	2.9	3.6	4.6	5.4	5.6
Tourism	1.3	-1.1	-5.3	-11.4	-10.8	-7.0	-2.8	4.2	8.2	12.3	14.5	10.6	5.5
External consumption expenditure	3.0	-0.9	-0.5	-0.1	0.0	4.8	11.4	16.8	15.1	7.6	3.6	4.1	8.1
less Imports of tourism services, overseas	28.1	17.9	11.0	5.4	2.4	2.5	5.3	7.2	6.9	7.2	10.5	16.2	21.6
less Imports of tourism services, interstate	-10.3	-11.7	-7.9	-4.1	-1.8	6.6	16.1	24.4	21.5	8.0	-1.2	-4.2	-1.2

General government final consumption expenditure	4.2	3.9	3.2	2.2	2.3	4.2	6.5	7.9	7.3	4.9	2.8	2.0	2.1
National	5.4	5.3	3.1	-0.1	-2.2	-0.4	3.4	6.4	7.1	4.1	1.5	1.2	2.2
State and local	3.6	3.2	3.3	3.4	4.6	6.5	8.1	8.6	7.4	5.3	3.5	2.4	2.1

Total gross fixed capital formation	11.2	7.2	7.4	10.2	12.6	13.6	12.8	10.9	11.9	14.9	15.7	14.7	10.0

Private gross fixed capital formation	6.8	5.1	6.4	9.7	12.3	13.7	12.8	11.0	11.4	n.p.	n.p.	n.p.	n.p.
Dwellings	4.3	2.8	3.7	3.5	1.2	-1.5	-2.3	1.8	8.7	13.9	11.9	3.5	-5.5
Other buildings and structures	12.6	11.6	16.9	23.9	27.2	27.6	24.7	21.1	20.7	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	20.6	14.0	8.5	12.0	18.9	25.7	25.6	17.7	12.3	n.p.	n.p.	n.p.	n.p.
Livestock	0.5	-3.1	2.3	4.6	9.7	6.5	-11.3	-34.5	-53.2	-53.7	-35.7	-3.4	41.4
Intangible fixed assets	9.2	9.0	8.2	7.6	8.4	10.3	12.5	12.9	12.8	13.2	13.7	13.4	11.6
Ownership transfer costs	-27.2	-22.1	-12.8	-4.1	0.5	3.9	6.0	6.1	7.2	10.7	14.5	15.9	10.6

Public enterprises gross fixed capital formation	79.2	42.9	31.7	31.4	34.8	33.8	27.8	19.1	20.8	n.p.	n.p.	n.p.	n.p.
Commonwealth	32.5	14.3	-1.9	-3.6	9.6	26.2	34.0	30.9	14.8	n.p.	n.p.	n.p.	n.p.
State and local	96.0	51.0	40.7	40.4	40.9	35.4	26.7	17.1	22.0	42.4	60.2	76.2	65.9

General government gross fixed capital formation	20.3	6.1	1.4	0.7	1.1	-0.5	1.5	4.3	9.1	18.1	25.6	34.8	42.3
National	-19.2	-16.9	-4.1	11.3	15.4	7.2	11.0	20.4	27.3	30.7	18.2	6.5	3.3
State and local	27.6	10.0	2.2	-0.6	-0.6	-1.5	0.2	2.1	6.7	16.4	26.7	39.3	48.7

Gross state expenditure	6.9	5.1	4.9	5.6	6.0	6.4	6.2	5.9	6.7	7.9	8.7	8.6	7.1

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND, (Continued)	TABLE 4

(Trend, chain volume measure, annual percentage change—quarterly, %)

	Change from same quarter last year
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec

Exports of goods and services	4.6	4.6	3.7	2.0	0.2	-0.3	-0.1	0.4	1.7	3.3	3.8	3.4	1.9

Exports of goods and services, overseas	7.0	6.5	5.5	3.7	1.6	0.8	0.5	0.8	1.7	2.7	3.5	3.9	3.4
Exports of goods, overseas	7.2	6.9	5.9	4.0	1.3	-0.3	-1.4	-1.6	-0.4	1.4	3.0	3.9	3.5
Exports of services, less tourism services, overseas	1.6	-0.1	2.3	5.2	9.3	12.2	12.7	12.2	10.9	8.2	6.3	6.3	7.0
Exports of tourism services, overseas	14.0	11.3	5.7	-2.7	-5.0	-1.7	5.7	13.6	14.0	10.2	4.9	-0.9	-4.0

Exports of goods and services, interstate	-1.3	0.0	-1.0	-2.4	-3.6	-3.4	-1.7	-0.8	1.6	5.0	4.6	2.2	-2.5
Exports of goods, interstate }	-6.0	-1.3	2.7	4.2	2.0	-1.1	-2.0	-2.3	0.5	4.8	5.3	2.7	-3.1
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	9.1	2.7	-8.2	-14.8	-14.3	-8.3	-0.8	2.6	4.3	5.5	3.3	1.1	-1.2

less Imports of goods and services	6.5	1.4	0.8	3.5	6.2	8.1	8.1	6.7	7.2	8.6	7.6	5.8	2.4

less Imports of goods and services, overseas	17.9	13.2	9.2	8.2	8.2	7.0	6.0	5.5	6.5	9.5	12.2	13.8	14.0
less Imports of goods, overseas	19.8	14.8	9.9	9.0	9.6	8.2	6.4	4.9	5.6	8.9	12.0	13.9	13.9
less Imports of services, less tourism services, overseas	8.3	6.1	6.2	5.7	4.6	3.7	4.5	7.2	10.6	12.9	13.6	12.9	11.8
less Imports of tourism services, overseas	28.1	17.9	11.0	5.4	2.4	2.5	5.3	7.2	6.9	7.2	10.5	16.2	21.6

less Imports of goods and services, interstate	-2.7	-8.5	-6.7	-0.9	4.2	9.3	10.3	7.9	7.9	7.7	3.1	-2.2	-9.1
less Imports of goods, interstate }	-2.1	-8.2	-6.6	-0.6	4.7	9.5	9.8	6.7	6.9	7.6	3.4	-2.1	-9.7
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	-10.3	-11.7	-7.9	-4.1	-1.8	6.6	16.1	24.4	21.5	8.0	-1.2	-4.2	-1.2

Expenditure on gross state product	6.3	6.3	6.0	5.1	4.0	3.6	3.5	3.9	4.9	6.2	7.5	8.0	7.1

Chain volume measure base year 2005-06

n.p. not available for publication, but included in totals where applicable, due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND	TABLE 5

(Trend, chain volume measure, annual contribution to growth—quarterly, %)

	Contributions to growth from same quarter last year
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	3.3	2.5	2.4	2.7	2.6	2.5	2.1	1.9	2.0	2.2	2.7	3.0	3.2
Internal consumption expenditure	3.2	2.5	2.4	2.7	2.6	2.4	1.8	1.5	1.7	2.1	2.6	2.9	3.0
Non-tourism	3.2	2.5	2.5	2.9	2.9	2.5	1.9	1.4	1.5	1.8	2.4	2.8	2.9
Tourism	0.0	0.0	-0.1	-0.2	-0.2	-0.1	-0.1	0.1	0.1	0.2	0.3	0.2	0.1
External consumption expenditure	0.1	0.0	0.0	0.0	0.0	0.1	0.3	0.4	0.3	0.2	0.1	0.1	0.2
less Imports of tourism services, overseas	0.2	0.2	0.1	0.1	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.2	0.2
less Imports of tourism services, interstate	-0.2	-0.2	-0.1	-0.1	0.0	0.1	0.2	0.3	0.3	0.1	0.0	-0.1	0.0

General government final consumption expenditure	0.7	0.7	0.5	0.4	0.4	0.7	1.0	1.3	1.2	0.8	0.5	0.3	0.4
National	0.3	0.3	0.2	0.0	-0.1	0.0	0.2	0.3	0.4	0.2	0.1	0.1	0.1
State and local	0.4	0.4	0.4	0.4	0.5	0.7	0.9	0.9	0.8	0.6	0.4	0.3	0.2

Total gross fixed capital formation	3.0	2.0	2.1	2.9	3.6	3.9	3.7	3.3	3.7	4.7	5.0	4.7	3.3

Private gross fixed capital formation	1.6	1.2	1.5	2.3	2.9	3.2	3.1	2.7	2.9	n.p.	n.p.	n.p.	n.p.
Dwellings	0.4	0.2	0.3	0.3	0.1	-0.1	-0.2	0.1	0.7	1.1	1.0	0.3	-0.5
Other buildings and structures	0.6	0.6	0.8	1.1	1.3	1.4	1.3	1.2	1.2	n.p.	n.p.	n.p.	n.p.
Machinery and equipment	1.3	0.9	0.6	0.9	1.3	1.8	1.8	1.3	1.0	n.p.	n.p.	n.p.	n.p.
Livestock	0.0	0.0	0.0	0.0	0.0	0.0	-0.1	-0.2	-0.3	-0.3	-0.2	0.0	0.1
Intangible fixed assets	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Ownership transfer costs	-0.7	-0.5	-0.3	-0.1	0.0	0.1	0.1	0.1	0.1	0.2	0.3	0.3	0.2

Public enterprises gross fixed capital formation	0.9	0.6	0.6	0.6	0.7	0.7	0.6	0.5	0.5	n.p.	n.p.	n.p.	n.p.
Commonwealth	0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	n.p.	n.p.	n.p.	n.p.
State and local	0.8	0.6	0.6	0.6	0.6	0.6	0.5	0.3	0.5	0.9	1.4	1.7	1.6

General government gross fixed capital formation	0.6	0.2	0.0	0.0	0.0	0.0	0.0	0.1	0.3	0.5	0.8	1.1	1.3
National	-0.1	-0.1	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	0.0
State and local	0.6	0.3	0.1	0.0	0.0	0.0	0.0	0.1	0.2	0.4	0.7	1.0	1.3

Change in inventories	-0.2	0.2	0.3	0.2	-0.3	-0.7	-0.9	-0.8	-0.3	0.5	1.0	1.1	0.7
Statistical discrepancy (E)	0.1	-0.1	-0.4	-0.4	-0.3	0.1	0.4	0.5	0.3	0.0	-0.2	-0.2	-0.1

Gross state expenditure	6.9	5.2	5.0	5.7	6.1	6.5	6.3	6.1	6.9	8.2	9.0	9.0	7.4

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND, (Continued)	TABLE 5

(Trend, chain volume measure, annual contribution to growth—quarterly, %)

	Contributions to growth from same quarter last year
	2004-05			2005-06				2006-07				2007-08
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Exports of goods and services	1.6	1.6	1.2	0.7	0.1	-0.1	0.0	0.1	0.5	1.1	1.2	1.1	0.6

Exports of goods and services, overseas	1.7	1.6	1.3	0.9	0.4	0.2	0.1	0.2	0.4	0.6	0.8	0.9	0.8
Exports of goods, overseas	1.4	1.4	1.2	0.8	0.3	-0.1	-0.3	-0.3	-0.1	0.3	0.6	0.7	0.7
Exports of services, less tourism services, overseas	0.0	0.0	0.1	0.1	0.2	0.3	0.3	0.3	0.3	0.2	0.2	0.2	0.2
Exports of tourism services, overseas	0.2	0.2	0.1	0.0	-0.1	0.0	0.1	0.2	0.2	0.2	0.1	0.0	-0.1

Exports of goods and services, interstate	-0.1	0.0	-0.1	-0.2	-0.3	-0.3	-0.1	-0.1	0.1	0.4	0.4	0.2	-0.2
Exports of goods, interstate }	-0.4	-0.1	0.2	0.3	0.1	-0.1	-0.1	-0.1	0.0	0.3	0.3	0.2	-0.2
Exports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate	0.3	0.1	-0.3	-0.5	-0.5	-0.2	0.0	0.1	0.1	0.1	0.1	0.0	0.0

less Imports of goods and services	2.2	0.5	0.3	1.2	2.2	2.8	2.8	2.3	2.6	3.0	2.7	2.1	0.9
less Imports of goods and services, overseas	2.8	2.1	1.6	1.4	1.4	1.2	1.0	1.0	1.2	1.7	2.2	2.5	2.5
less Imports of goods, overseas	2.3	1.8	1.3	1.2	1.2	1.1	0.8	0.7	0.8	1.2	1.6	1.9	1.9
less Imports of services, less tourism services, overseas	0.3	0.2	0.2	0.2	0.1	0.1	0.1	0.2	0.3	0.4	0.4	0.4	0.4
less Imports of tourism services, overseas	0.2	0.2	0.1	0.1	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.2	0.2

less Imports of goods and services, interstate	-0.5	-1.7	-1.3	-0.2	0.7	1.6	1.7	1.4	1.4	1.4	0.6	-0.4	-1.6
less Imports of goods, interstate }	-0.4	-1.5	-1.2	-0.1	0.8	1.5	1.5	1.1	1.1	1.3	0.6	-0.3	-1.6
less Imports of services, less tourism services, interstate }	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate	-0.2	-0.2	-0.1	-0.1	0.0	0.1	0.2	0.3	0.3	0.1	0.0	-0.1	0.0

Expenditure on gross state product	6.3	6.3	6.0	5.1	4.0	3.6	3.5	3.9	4.9	6.2	7.5	8.0	7.1

Chain volume measure base year 2005-06

n.p. not available for publication, but included in totals where applicable, due to a trend break resulting from the Commonwealth Government’s privatisation of Telstra

EXPLANATORY NOTES

Overview

The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 1993 (SNA93).

Readers interested in more detailed information on the changes to national and state accounts are referred to the following Australian Bureau of Statistics (ABS) information papers:

•	Australian System of National Accounts: Concepts, Sources and Methods (ABS 5216.0);

•	Upgraded Australian National Accounts (ABS 5253.0);

•	Implementation of Revised International Standards in the Australian National Accounts (ABS 5251.0); and

•	Introduction of Chain Volume Measure in the Australian National Accounts (ABS 5248.0).

The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the rest of the nation, rather than with Australia as a whole.

For both regions, four fundamental accounts have been specified: domestic (or State) production account, state consumption account, state accumulation account and the external account. The state consumption and accumulation accounts have been further disaggregated into sectoral accounts. These sectoral accounts include household, State and local general government, Commonwealth general government and private and public trading and financial enterprises. This publication reports only on the domestic production accounts of these two regions.

The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

The ABS also produces the Australian National Accounts, National Income, Expenditure and Product. The Queensland State Accounts uses as much Queensland information contained in this ABS publication as is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that the Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.

The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Queensland State Accounts, December quarter 2007

Methodological issues

As noted below in Definitions and source notes, the estimates in the Queensland State Accounts generally agree with those of the ABS Australian National Accounts, National Income, Expenditure and Product when available, except in cases where the Office of the Government Statistician has improved on, or corrected, ABS estimates.

Differences between the Queensland estimates in the Australian National Accounts, National Income, Expenditure and Product and those in the Queensland State Accounts reflect corrections and improvements in data construction made by the Office of the Government Statistician. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Compensation of employees

The OGS estimate of Compensation of employees (COE) differs from that published by the ABS in Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). As reported in the September quarter 1994 issue of the Queensland State Accounts, the Office of the Government Statistician (OGS) is of the opinion that the compensation of employees (COE) series published in the ABS 5206.0 substantially under-recorded COE from the period commencing September quarter 1993. As a result, in the period starting with September quarter 1993 and ending December quarter 2001, the average of the quarterly movements in average weekly earnings, and survey of employment and earnings is combined with the number of wage and salary earners to derive the COE series published in the Queensland State Accounts. From March 2002 onwards, the OGS COE series is extrapolated using the quarterly movements in the compensation of employees series published in ABS 5206.0.

Further analysis by the OGS indicates that the June quarter 2005 quarter estimate of COE published in ABS 5206.0 has been underestimated. The movement in implied average earnings is contrary to other measures of earnings in Queensland. The OGS has adjusted the COE estimate for June quarter 2005 to reflect the movement in the wage price index for Queensland.

Gross operating surplus and gross mixed income

The OGS estimate of gross operating surplus and gross mixed income (GOS/GMI) differs from that published by the ABS in Australian National Accounts, State Accounts, 2006-07 (ABS 5220.0) for the period 2002-03 to 2006-07. This difference reflects the OGS using an alternative methodology to the ABS to allocate the Australian estimate of mining and manufacturing GOS/GMI between Queensland and the Rest of Australia.

These differences are largely accounted for by the revisions to Mining and Manufacturing made by the ABS as a result of a change in methodology. The OGS estimates of Queensland’s allocation of mining and manufacturing GOS/GMI are based on Industry Value Added (IVA) less Wages from ABS publication 8415.0—Mining Operations, Australia and similarly from 8221.0—Manufacturing Industry, Australia.

Taxes less Subsidies on Production and Imports

The OGS estimate of taxes less subsidies on production and imports differs from those published by the ABS in Australian National Accounts, State Accounts, 2006-07 (ABS 5220.0) for both 2005-06 and 2006-07. This variation reflects a difference in methodology employed by the OGS in the estimation of Queensland’s allocation of both Commonwealth and state and local taxes.

ABS 2006-07 State Accounts publication included a number of revisions to the taxes less subsidies on production and imports time series. The adjustments made by OGS were necessary in maintaining a consistent methodology for the compilation of Queensland State Accounts.

Public final demand

In some instances, there are differences between the Queensland State Accounts estimate of Queensland public final demand and those published by the ABS Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0). In these cases, additional information has become available after the release of ABS estimates. The OGS has incorporated this additional information into its estimate of Queensland public final demand. No adjustments have been made to Rest of Australia. As a result, the OGS estimate of public final demand for Rest of Australia is consistent with ABS State Details (ABS 5206.0).

Input-output tables

The Queensland State Accounts and Queensland’s State and regional input-output tables, which are also produced by the Office of the Government Statistician, have been developed in close association, so that these two components of the overall system of State accounts are congruent. An intention is to use the input-output tables to assist in the future reconciliation of the income and expenditure estimates of domestic production in the State, as well as the production based estimates when available.

Seasonally adjusted and trend estimates

In interpreting movements in quarterly time series, it is useful to recognise and take account of changes due to seasonal and other types of calendar influences. Seasonal effects usually reflect the influences of the seasons themselves, either directly (e.g. farm production) or indirectly, through activity related to them, such as social conventions (e.g. the incidence of holidays), or administrative practices (e.g. the timing of wage and salary payments). Other types of calendar variations may occur as a result of influences such as the number and composition of days in a calendar period, the accounting or the recording procedures adopted, or the incidence of moveable holidays such as Easter. For example, Easter can fall either in the March quarter, the June quarter, or in both quarters.

Movements in a time series can be due to a complex interaction of up to six notional influences. These influences are:

•	the seasonal pattern which reflects the systematically recurring rise (fall) of the quarters;

•	the “trading day” pattern which reflects how the series systematically varies with changes in the composition of the quarters;

•	moving holiday impacts;

•	other systematic calendar related effects;

•	the trend which reflects the fundamental and long-term direction of the series; and

•	the residual/irregular influences which reflect the short-term erratic factors in the series.

Statistical techniques may be used to evaluate the effects on normal and calendar influences operating on a series and to produce seasonally adjusted estimates by the removal of these influences. One of the most widely used seasonal adjustment methods is the X-11 variant of the Census Method 11 Seasonal Adjustment Program and its companion program X-11Q developed by the U.S. Bureau of the Census.

The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects. For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the

Queensland State Accounts, December quarter 2007

ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly State Accounts series are likely to be insignificant except in the case of private final consumption expenditure. At each estimation stage, the adverse effects of “extreme” movements are reduced to minimise distortion of extremes. Final estimates of the seasonal effects are combined and divided into the original data series to produce a seasonally adjusted series.

Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed. However, if a movement is due to short-term irregular factors and not the underlying trend, then the seasonally adjusted estimate may be deficient in estimating reliably the timing, level and turning points in economic activity. Whether a seasonally adjusted series is a good proxy of the trend or not, will depend on the relative contribution of the irregular component to the quarterly movements, compared with the trend contribution. The irregular nature of seasonally adjusted data is not a deficiency of the seasonal adjustment process, but simply reflects the irregular/residual influences present in the original data, as well as the trend component.

Trend estimates may be produced by smoothing out these residual/irregular components of the seasonally adjusted series. The procedure used in the Queensland State Accounts is similar to that used by the ABS and outlined in their publication Information Paper: A Guide to Smoothing Time Series—Estimates of Trends. It is designed to minimise the distortion to trend level, turning point and timing, and is based on the seven term Henderson moving average in the case of quarterly series.

The Henderson procedure is a symmetric moving average that is centred on a point in time. Consequently, there is no phase shift in the resulting smoothed series. However, there are insufficient observations available for the calculation of the last three quarters of a series, when using such a seven quarter moving average. To overcome this end-point problem, a surrogate moving average that approximates the desired symmetric moving average is used.

Furthermore, in addition to the irregular phenomena of the real world, the effects of measurement errors contribute to the residual/irregular influences. For example, estimates produced from sample surveys can be affected by sampling error. Non-sampling errors may also be associated with series due to deficiencies or errors in reporting, processing and estimation. These measurement errors can also impact on the seasonal and trading day patterns. A smoothed seasonally adjusted or trend estimate will smooth these measurement errors and provide a better estimate of the fundamental trend. Another advantage of the Henderson moving average procedure is that if the seasonal process used has some deficiencies, such that there does remain some residual seasonality, for example some trading-day or some moving holiday variation in the adjusted data, then the trend smoothing process will also dampen their presence.

On the other hand, moving averages used to derive trend estimates cannot distinguish between measurement error and actual irregular occurrences, and both types of irregular movements are smoothed. Thus, the effects of the airline pilot’s dispute on the Queensland economy, which was largely concentrated on tourism activity (both imports and exports, as well as consumption expenditure) in December quarter 1989, is spread over a number of adjacent quarters in the trend estimate of gross state product.

To produce smoothed seasonally adjusted estimates for the Queensland State Accounts seasonal factors are obtained using the X-11Q procedure. In line with the ABS procedure for the adjustments of corresponding Australian series, no prior adjustments for trading day and moving holiday effects are incorporated into the X-11Q procedure. Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

The Queensland State Accounts estimates are compiled by applying a seven term Henderson moving average, using the individual tailored end-weights based on the importance of the irregular variations relative to the movements in the trend of the corresponding Queensland components of the domestic production account. Rest of Australia estimates are derived by deconsolidation. The weights reflect the irregularity of the series being trended.

Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the seasonally adjusted and trend estimates in the Queensland State Accounts being different to those produced and published by the Australian Bureau of Statistics.

Treatment of tourism activity

It is useful to define and distinguish between the concepts of domestic and national economic transactions, and to consider the nature of a tourist agent. Put simply, the concept of domestic relates to transactions occurring within the confines of a domestic territory (that is, within political frontiers) regardless of who is involved in the transaction, whereas national relates to transactions undertaken by resident economic agents wherever these transactions occur. Thus a national concept may be more appropriate for a country which has a number of residents living and working abroad, or which owns and receives a substantial volume of income from investments in foreign countries.

Given this, tourism transactions may be classified and defined. The World Tourist Organisation in The Determination of the Importance of Tourism as an Economic Activity within the Framework of the National Accounting System defines three concepts of tourism as follows:

•

International tourism: tourism in the country’s domestic territory by non-resident tourism agents and in the rest of the world by resident tourism agents. International tourism as defined by the World Tourist Organisation includes two sub-categories: foreign tourism, i.e. tourism within the country’s domestic territory by non-resident agents; and tourism abroad, i.e. tourism in the rest of the world by resident tourism agents.

•	Domestic tourism: tourism within the country’s domestic territory by resident and non-resident tourism agents.

•	National tourism: tourism in the country’s domestic territory and the rest of the world by resident tourism agents.

The World Tourist Organisation also defines the type and nature of tourism agents (ignoring short-term tourists or excursionists) as follows:

•	Foreign visitors or visitors from outside the country:

Characteristically, visitors from outside the country:

1) are non-resident agents in the country visited; and

2) do not receive remuneration in the country visited.

Such visitors are defined as,

Persons not residing in the country, irrespective of nationality, who enter the country for purposes other than to earn remuneration in the country visited.

•	National tourists

Such persons are defined as:

Persons residing in the country, irrespective of nationality, who travel to a place situated within the country but other than their usual place of residence, for a period of at least twenty-four hours, or who spend at least one night there, for purposes other than to earn remuneration in the place visited. (In Australia, it is usual to include in this definition a requirement that a journey of at least 40km takes place.)

Queensland State Accounts, December quarter 2007

•	National visitors abroad

The two essential characteristics of such persons are that they:

1) are resident agents travelling outside the domestic territory of their country of residence; and

2) receive no remuneration in the country visited.

They are defined as follows:

Persons resident in the country, irrespective of nationality, travelling to one or more other countries for reasons other than earning remuneration in the country or countries visited.

A critical point to note from these definitions is that tourist agents do not engage in activity outside their domestic territory (or in the case of excursionists, outside their neighbourhood), which could result in remuneration being earned. This means that they do not engage in productive activity nor do they engage in accumulation, in the sense that they purchase capital goods for use in the country they are visiting, except possibly for the purchase of real estate (although this is more likely to be an investment transaction, rather than one relating to tourism). Tourism agents clearly are engaged in a consumption form of activity. That is, they purchase goods and services, such as clothing, souvenirs and minor household durables, which are consumed immediately and cannot be accumulated or used again in a subsequent time period.

Accumulation transactions are defined by the World Tourist Organisation to be tourism gross fixed capital formation, and do not represent direct selling to tourists, but rather represent investment expenditure on physical assets which are used to provide facilities or infrastructure for tourists. However, these transactions can also be classified, more appropriately, by industries of sale or purchase (e.g. construction or recreation). If such expenditures are to be classified as tourism transactions, care must be taken to ensure that they are not double counted as investment expenditure by standard industries.

The essential characteristics of tourism transactions are that they are both consumption transactions and balance of payments transactions (i.e. when tourism transactions involve foreigners or agents from outside the domestic territory where the transactions take place). There are three basic types of tourism transaction: tourism exports, or sales to non-resident tourists within a domestic territory; tourism imports, or sales to resident tourists outside the domestic territory; internal tourism consumption expenditures, or sales to resident tourists within the domestic territory.

Notes on formulae used

Changes

Last quarter

Change in a variable from one quarter to the next, e.g. the change from September quarter 2007 to December quarter 2007. This is only appropriate in the cases of seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.

Same quarter last year

Change in a variable from one quarter to the same quarter in the following year, e.g. the change from December quarter 2006 to December quarter 2007. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change—quarterly”.

Year-average

Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of March quarter 2006, June quarter 2006, September quarter 2006 and December quarter 2006 to the sum or average of March quarter 2007, June quarter 2007, September quarter 2007 and December quarter 2007. This also provides a measure of annual change. This item is only contained in the summary tables.

Contribution to growth

The contribution of a component of an aggregate series to change in the aggregate from one period to another is given by the formula:

where Ci,t is the percentage point contribution to the change in the aggregate series from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.

It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth—quarterly”.

Definitions and source notes

These definitions and notes have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the Rest of Australia, rather than the nation as a whole.

Chain Volume Measures

The chain volume measures appearing in this issue are annually reweighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2005-06. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (2005-06) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

This term replaces the term “wages, salaries and supplements”. Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period.

Queensland State Accounts, December quarter 2007

Gross operating surplus and gross mixed income

Gross operating surplus is a measure of the surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

Mixed income is the term reserved for the surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus). It was previously described as gross operating surplus—unincorporated enterprises.

The Office of the Government Statistician uses indicators of activity to estimate Queensland’s share of the five components of Australia’s gross operating surplus and mixed income. Since March quarter 2001, State data from the ABS publication Business Indicators: Australia has been used to estimate these shares. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts (ABS 5220.0), apart from years 2002-03 to 2006-07 (refer to note in Methodological Issues above).

Gross State product at factor cost

The sum of compensation of employees, gross operating surplus and gross mixed income.

Taxes less subsidies on production and imports

This term replaces the term “indirect taxes less subsidies”. It consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

The Queensland State Accounts estimate is compiled using data on State and local government taxes and subsidies on production and imports and an estimate of Commonwealth taxes and subsidies on production and imports levied in Queensland.

Statistical discrepancy (I) and (E)

In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross State expenditure and gross Rest of Australia expenditure.

Gross State product

The estimates of gross state product (GSP) are produced by summing the income components of gross state product: compensation of employees, gross operating surplus, gross mixed income, and taxes less subsidies on production and imports. The expenditure estimate of GSP comprises the summation of household and government consumption, as well capital formation, change in inventories and exports less imports, which in turn is balanced against the income components of GSP (i.e. the expenditure approach).

The method used to obtain the chain volume estimate of GSP could be best described as ‘indirect’ as the only current price estimate of GSP available is obtained by aggregating the incomes accruing from production (i.e. the income approach). It is not possible to satisfactorily deflate such incomes to produce chain volume estimates because they do not comprise readily identifiable price and quantity elements. Consequently, the chain volume estimate of GSP is derived using the expenditure approach.

Household final consumption expenditure

The sum of internal and external consumption expenditure.

Differences between the Australian National Accounts, National Income, Expenditure and Product and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.

Internal consumption expenditure

Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of second-hand goods, within the domestic territory of the State.

This is largely based on the ABS estimate in the Australian National Accounts, National Income, Expenditure and Product.

External consumption expenditure

Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.

These estimates are formed from data contained in the Bureau of Tourism Research National Visitor Survey and the ABS Balance of Payments.

Private gross fixed capital formation

The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units.

This is formed by the addition of the components of private investment: dwellings construction, other buildings and structures construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Definitions of these components may be found in ABS Information Paper, Implementation of Revised International Standards in the Australian National Accounts.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product.

General government final consumption expenditure

Net expenditure on goods and services by government authorities, except those classified as public enterprises, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. Expenditure on defence assets that are used in a similar fashion to civilian assets is now classified as gross fixed capital formation. Expenditure on weapons of destruction and weapon delivery systems is still classified as final consumption expenditure.

Queensland State Accounts, December quarter 2007

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product apart from 1999-2000 due to, the Office of the Government Statistician treating differently from the ABS the $1.1 billion abnormal return on QSuper trust assets in the current price estimate of government final consumption expenditure.

General government gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand assets whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart from the past four quarters where revised data for State government capital formation were used.

Public enterprises gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand fixed assets and including both additions and replacements.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart for the past four quarters. This reflects revised data on capital formation by State public enterprises.

Changes in inventories

This term replaces the existing term “stocks”. Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product to Queensland.

Gross state expenditure

The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public enterprises gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).

Exports of goods and services, overseas

Sum of exports of goods overseas and exports of services overseas.

Exports of goods, overseas

All transfers of ownership of goods from Queensland residents to residents of overseas countries.

Exports of services, less tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Exports of tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.

This is estimated using data from the BTR International Visitor Survey and ABS Overseas Arrivals and Departures 3401.0.

Exports of goods and services, interstate

Sum of exports of goods interstate and exports of services interstate.

Exports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from Queensland residents to residents of other States, and the sales of services provided by Queensland resident producers to residents of other States, excluding sales to residents of other States visiting Queensland for tourism purposes.

This is estimated from the ABS Interstate Trade Survey. Exports of goods are estimated by broad commodity group.

Exports of tourism services, interstate

Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.

This is estimated using a combination of results from the BTR National Visitor Survey, and BTR Domestic Tourism Monitor, expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Imports of goods and services, overseas

Sum of imports of goods overseas and imports of services overseas.

Imports of goods, overseas

All transfers of ownership of goods from residents of overseas countries to Queensland residents.

Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series are obtained from the ABS Foreign Trade by two digit SITC. The chain volume measure is estimated using the national two-digit SITC implicit price deflator. Adjustments to imports of goods, overseas have been also made to Queensland civil aircraft imports to match the corresponding investment series produced by the ABS.

Imports of services, less tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Queensland State Accounts, December quarter 2007

Imports of tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of goods and services, interstate

Sum of imports of goods interstate and imports of services interstate.

Imports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from residents of other states to Queensland residents, and the sales of services provided by residents of other states to Queensland residents, excluding sales to Queensland residents visiting those other states for tourism purposes. This is estimated from the ABS Interstate Trade Survey.

The imports of goods are estimated by broad commodity groups.

Imports of tourism services, interstate

Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.

This is estimated using a combination of results from the Bureau of Tourism Research’s National Visitor’s Survey and expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992) and the former Queensland Travel and Tourism Corporation’s Queensland Visitor Survey.

Expenditure on gross state product

The sum of gross state expenditure and exports of goods and services, less imports of goods and services.